July 1, 1999

Mr. Don V. Hahnfeldt
946 West Riverside Avenue
Sunnyside, WA 98944

Dear Mr. Hahnfeldt:

On behalf of the Board of Directors, I want to offer you the position of Chief Executive Officer (CEO) of EUROTECH, Ltd. beginning on or about July 7, 1999 for a term of one year. While your duties and responsibilities will include all aspects of EUROTECH's day to day operations, the Board wants to emphasize the near-term importance of two particular activities: commercialization of EUROTECH's radiation-resistant material and revenue generation.

The salary offered is $100,000 per year with an initial signing bonus of Warrants to purchase 50,000 shares of EUROTECH, Ltd. Common stock (144 restricted) at a price equal to the market closing price on July 1, 1999. The warrants shall be good for a term of three years. At the completion of each year of employment, EUROTECH's Board of Directors will review your performance and at its discretion reward you with one or more of the following: Options or Warrants for the purchase of up to 50,000 additional shares of EUROTECH, Ltd. common stock (144 restricted), a cash bonus, a salary increase, and/or other perquisites as appropriate. Your will be provided with a Company leased vehicle ninety days from the date of your employment. For the first hundred and twenty days of your employment both EUROTECH and you have the right to cease employment without cause on either party.

The position is offered for full-time employment at EUROTECH's Washington, DC office with the understanding that the Board of Directors may ask you to move to and assume the Chief Executive Officer role in one of its subsidiaries or after reasonable notice and an opportunity to resolve any questions, dismiss you for the failure to properly perform your duties. This offer is good for thirty (30) days from the above date and to accept it, please sign below and return to EUROTECH's office.

Sincerely,


/s/ David Wilkes

David Wilkes
Chairman


                                      Accepted by: /s/ Don V. Hahnfeldt
                                                   --------------------------
                                                   Don V. Hahnfeldt